Exhibit 99

FOR IMMEDIATE RELEASE

October 16, 2003

For more information contact:

Patrick M. Fahey	Bette J. Floray
Pacific Northwest Bancorp	Pacific Northwest Bancorp
(206) 340-4727	(206) 224-8711

PACIFIC NORTHWEST BANCORP’S ACQUISITION BY
WELLS FARGO APPROVED BY FEDERAL RESERVE BOARD

SEATTLE, WA—-Pacific Northwest Bancorp (NASDAQ: PNWB) announced today that on October 16, 2003, the Board of Governors of the Federal Reserve System approved the merger of Pacific with a subsidiary of Wells Fargo & Company, a Delaware corporation (“Wells Fargo”). In the proposed merger, Wells Fargo will acquire Pacific. Pacific shareholders will receive 0.6965 of a share of Wells Fargo common stock in exchange for each share of Pacific common stock upon completion of the merger.

Closing of the merger is scheduled to occur as soon as possible following (i) the expiration of the 15-day regulatory waiting period after approval by the Board of Governors, and (ii) the satisfaction or waiver of certain other closing conditions specified in the merger agreement.  The merger was approved by the shareholders of Pacific on September 16, 2003.

Pacific Northwest Bancorp is a Seattle-based bank holding company, and its primary operating subsidiary is Pacific Northwest Bank.  With nearly $2.9 billion in assets—approximately $2.6 billion in Washington and $325 million in Oregon—Pacific and its subsidiaries focus primarily on commercial banking. The company has approximately 760 employees and 57 banking locations, including 52 along I–5 in western Washington and throughout central Washington, and 5 in Portland, Oregon.

Wells Fargo & Company is a diversified financial services company with $370 billion in assets, providing banking, insurance, wealth management and estate planning, investments, mortgage and consumer finance from more than 5,800 stores and the Internet (www.wellsfargo.com) across North America and elsewhere internationally.

This news release does not constitute an offer of any securities for sale.  On July 22, 2003, Wells Fargo filed a registration statement on Form S-4 (Reg. No. 333-107230) with the Securities and Exchange Commission.  On August 1, 2003, Wells Fargo filed an amendment to that registration statement.  And on August 11, 2003, Wells Fargo filed the definitive proxy statement-prospectus for the proposed merger.  Shareholders of Pacific and other investors are urged to read the registration statement, as amended, and the definitive proxy statement-prospectus for the proposed merger, as well as all amendments and supplements thereto, as those documents contain important information about Wells Fargo, Pacific and the proposed merger.  The registration statement, the amendment to the registration statement and the definitive proxy statement-prospectus are available free on the SEC’s website (http://www.sec.gov).  Wells Fargo and Pacific will provide, without charge, copies of the proxy statement-prospectus, and any SEC filings incorporated by reference into the proxy statement-prospectus, upon request as follows:

Wells Fargo & Company, Attention Corporate Secretary, MAC N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479, (612) 667-8655.

Pacific Northwest Bancorp, Attention Chief Financial Officer, 1111 Third Avenue, Suite 250, Seattle, Washington 98101, (206) 224-8711.